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                                    Exhibit 8

                                 March 28, 1997


Zaring Homes, Inc.
11300 Cornell Park Drive
Suite 300
Cincinnati, Ohio  45242-1825

Ladies and Gentlemen:

         You have requested our opinion as to certain federal income tax consequences of the plan to implement a holding company structure for Zaring Homes, Inc. ("Zaring") as described in the proxy statement and prospectus of Zaring National Corporation ("Zaring National") included in Zaring National's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 26, 1997 (the "Registration Statement"), and the Agreement and Plan of Merger (the "Agreement") included as Exhibit A to Zaring National's proxy statement and prospectus.

In rendering this opinion, we have expressly assumed that the transactions will be carried out as described in the Agreement and the Registration Statement, that the statements contained in the Registration Statement are true and correct and that the statements and the representations made to us in connection with providing this opinion are true and correct. Unless otherwise defined herein, capitalized terms have the meanings ascribed to them in the Registration Statement.

This opinion is based upon the Internal Revenue Code of 1986, as amended to the date hereof, the regulations promulgated thereunder, reported judicial decisions and published administrative rulings. All of the foregoing are subject to change, perhaps with retroactive effect; and such change may require modification of some or all of the conclusions set forth in our opinion.

Based upon the foregoing, our opinion as to certain federal income tax consequences upon consummation of the Merger is as follows:

1. No gain or loss will be recognized by the holders of Zaring Common Shares upon the receipt of Zaring National Common Shares solely in exchange for Zaring Common Shares;

2. The basis of Zaring National Common Shares received by the holders of Zaring Common Shares will be the same as the basis of the Zaring Common Shares surrendered in exchange therefor;

3. The holding period of the Zaring National Common Shares to be received by the holders of Zaring Common Shares will include the period during which the Zaring Common Shares were held, provided that the Zaring Common Shares were held as capital assets on the date of the Merger;




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4. No gain or loss will be recognized by Zaring National upon the issuance of
Zaring National Common Shares in exchange for Zaring Common Shares;

5. The basis of the Zaring Common Shares in the hands of Zaring National will equal the net asset basis that Zaring had in its assets immediately before the Merger; and

6. No gain or loss will be recognized by Zaring in connection with the Merger.

No opinion is expressed as to tax treatment other than as discussed above, or as to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above opinions.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Formation of a Holding Company Structure-- Federal Income Tax Consequences of the Merger" in the Registration Statement.

                                                 Very truly yours,

                                                /s/ Frost & Jacobs LLP

                                                  FROST & JACOBS LLP